Exhibit 99.1
OPTION TO PURCHASE
COMMON STOCK

WHEREAS Chi Lin Technologies Co., Ltd (“Chi Lin”)., an entity of the Republic of China (Taiwan), doing business at No. 18, Sheng Li 1st Street, Jen Te Hsiang, Tainan County 717, Taiwan is the owner of 6,043,704 shares (the “InMedica Shares”) of restricted common stock of InMedica Development Corporation, a Utah corporation (“InMedica”); and

WHEREAS Chi Lin is also the owner of 425,000 shares of restricted common stock (the “MicroCor Shares”) of MicroCor, Inc., a Utah corporation (“MicroCor”); and

WHEREAS Synergistic Equities Ltd. (“Synergistic Equities”) of 55 Frederick Street, Nassau, Bahamas desires to acquire an option to purchase the InMedica Shares and the MicroCor Shares;

THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged:
OPTION

Chi Lin hereby grants to Synergistic Equities an option to purchase the InMedica Shares and the MicroCor Shares for an aggregate purchase price of $107,000 US.    This Option shall be exercisable by Synergistic Equities for a period of one year from the date hereof.  Exercise thereof shall occur by Synergistic Equities giving notice to Chi at the above address of the exercise of this Option, which may be confirmed by email or fax, and delivery of certified funds in the amount of $107,000 to Chi Lin either by certified check or by wire transfer as directed by Chi Lin.    Provided however, that in no event shall this Option be exercisable by Synergistic Equities until and unless the Board of Directors of InMedica certifies to Chi Lin that all conditions and agreements between InMedica and x-Mobility, Ron Conquest and/or their affiliates have been completed to the satisfaction of the InMedica Board, in its sole discretion, which completion shall be evidenced by InMedica’s transmission of a Board Resolution to that effect to Chi Lin.    Synergistic Equities and Chi Lin each agrees that it will be responsible to report to the U.S. Securities and Exchange Commission its respective acquisition or grant of this option to acquire beneficial ownership in InMedica pursuant to the appropriate forms under section 16a of the Securities Exchange Act of 1934 and the Williams Act of United States securities laws.

Dated the 10th day of September, 2008.

CHI LIN TECHNOLOGIES COMPANY, LTD.
/s/ Yeou – Geng, Hsu
Signature
Print Name:  Yeou – Geng, Hsu
Title: President